Exhibit 99.(1)(h)

PRUDENTIAL SECTOR FUNDS, INC.

ARTICLES SUPPLEMENTARY

PRUDENTIAL SECTOR FUNDS, INC., a Maryland corporation (the “Corporation”), having its principal office in Baltimore City, Maryland, hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:                                                   Pursuant to authority expressly vested in the Board of Directors of the Corporation by Article IV, Section 2 of the charter of the Corporation (the “Charter”), the Board of Directors has duly reclassified the authorized and unissued shares of its series of common stock, $.01 par value per share (“Common Stock”), designated as Prudential Technology Fund (the “Technology Fund”) and the authorized and unissued shares of Common Stock designated as Prudential Health Sciences Fund (the “Health Sciences Fund” and, together with the Technology Fund, the “Funds”) as set forth in these Articles Supplementary.

SECOND:                                   Prior to the reclassification authorized by these Articles Supplmentary, (a) the 400,000,000 shares of Common Stock of the Technology Fund were further designated into 100,000,000 shares of Class A Common Stock, 100,000,000 shares of Class B Common Stock, 100,000,000 shares of Class C Common Stock and 100,000,000 shares of Class Z Common Stock and (b) the 400,000,000 shares of Common Stock of the Health Sciences Fund were further designated into 100,000,000 shares of Class A Common Stock, 100,000,000 shares of Class B Common Stock, 100,000,000 shares of Class C Common Stock and 100,000,000 shares of Class Z Common Stock.

THIRD:                                                As reclassified hereby, the 400,000,000 shares of Common Stock of each of the Funds are further designated into 50,000,000 shares of Class A Common Stock, 100,000,000 shares of Class B Common Stock, 50,000,000 shares of Class C Common Stock, 50,000,000 shares of Class L Common Stock, 50,000,000 shares of Class M Common Stock, 25,000,000 shares of Class X Common Stock, 25,000,000 shares of New Class X Common Stock, and 50,000,000 shares of Class Z Common Stock.

FOURTH:                                    The terms of the Class L, Class M, Class X and New Class X shares of Common Stock of the Technology Fund and the Health Sciences Fund as set by the Board of Directors, including preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption, are as follows:

(a)                                  Except as set forth in Article IV, Section 1 of the Charter or as set forth in these Articles Supplementary, each Class L, Class M, Class X and New Class X share of Common Stock of the Technology Fund and the Health Sciences Fund shall represent the same proportionate interest in the Corporation and have identical voting, dividend, liquidation and other rights as each Class A, Class B, Class C and Class Z share of the Corporation.

(b)                                 Notwithstanding anything in the Charter to the contrary:

(i)  The Class L, Class M, Class X and New Class X shares of Common Stock may be issued and sold subject to such different sales loads or charges, whether initial, deferred or contingent, or any combination thereof, as the Board of Directors may from time to time establish in accordance with the Investment Company Act of 1940 and the rules adopted by the National Association of Securities Dealers, Inc.

(ii)  Except as otherwise provided hereinafter, on or about the calendar quarter occurring after:

(A)  the eighth anniversary of the day on which Class M shares were purchased by a holder thereof, such shares (including that number of Class M shares purchased through the reinvestment of dividends or other distributions or capital gains paid on all Class M shares (“Class M Dividend Shares”) held by such holder multiplied by a fraction, the numerator of which is the number of Class M shares other than Class M Dividend Shares to be converted on the conversion date and the denominator of which is the aggregate number of Class M shares other than Class M Dividend Shares held by such holder) shall automatically convert to Class A shares of the same Fund on the basis of the respective net asset values of the Class M shares and the Class A shares of that Fund on the conversion date;

(B)  the eighth anniversary of the day on which Class X shares were purchased by a holder thereof, such shares (including that number of Class X shares purchased through the reinvestment of dividends or other distributions or capital gains paid on all Class X shares (“Class X Dividend Shares”) held by such holder multiplied by a fraction, the numerator of which is the number of Class X shares other than Class X Dividend Shares to be converted on the conversion date and the denominator of which is the aggregate number of Class X shares other than Class X Dividend Shares held by such holder) shall automatically convert to Class A shares of the same Fund on the basis of the respective net asset values of the Class X shares and the Class A shares of that Fund on the conversion date; and

(C)  on the tenth anniversary of the day on which New Class X shares were purchased by a holder thereof, such shares (including that number of New Class X shares purchased through the reinvestment of dividends or other distributions or capital gains paid on all New Class X shares (“New Class X Dividend Shares”) held by such holder multiplied by a fraction, the numerator of which is the number of New Class X shares other than New Class X Dividend Shares to be converted on the conversion date and the denominator of which is the aggregate number of New Class X shares other than New Class X Dividend Shares held by such holder) shall automatically convert to Class A shares of the same Fund on the basis of the respective net asset values of the New Class X shares and the Class A shares of that Fund on the conversion date;

provided, however, that conversion of Class M, Class X or New Class X shares represented by stock certificates shall be subject to tender of certificate.

(iv)  The Class L, Class M, Class X and New Class X shares of a particular Fund may have such different exchange rights as the Board of Directors shall provide in compliance with the Investment Company Act of 1940.

FIFTH:                            The terms of the Class A, Class B, Class C, and Class Z shares of Common Stock of the Technology Fund and the Health Sciences Fund (including, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption) are as provided in Article IV of the Charter and remain unchanged by these Articles Supplementary.

SIXTH:                         These Articles Supplementary shall become effective upon filing with the State Department of Assessments and Taxation of Maryland.

IN WITNESS WHEREOF, PRUDENTIAL SECTOR FUNDS, INC. has caused these presents to be signed in its name and on its behalf by its President and witnessed by its Secretary on                     , 2005.

WITNESS:	PRUDENTIAL SECTOR FUNDS, INC.

By:
Deborah A. Docs,		Judy A. Rice,
Secretary		President

THE UNDERSIGNED, President of PRUDENTIAL SECTOR FUNDS, INC., who executed on behalf of the Corporation the foregoing Articles Supplementary which this certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles Supplementary to be the corporate act of said Corporation and hereby certifies that to the best of her knowledge, information, and belief the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.

Judy A. Rice, President